NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Provides Preliminary Range of Loss Estimates for Thailand Floods

HAMILTON, Bermuda – December 22, 2011 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it expects to incur net losses of between $100 million and $125 million, after reinstatement premiums and taxes, for claims arising from floods in Thailand.  This range of estimates is predicated on an industry loss estimate of between $10 billion and $15 billion.

The Company’s view of its estimate of losses from this event remains preliminary and is subject to considerable uncertainty. Significant rainfall during monsoon season coupled with the aftermath of three typhoons resulted in widespread flooding across many provinces in Thailand. The event spanned several months between the periods of July and December 2011 and has had a significant impact on the Thai economy. While water levels have begun to recede, the nature of this loss and the complexities surrounding the claim adjusting and settlement process lead to uncertainty when estimating the ultimate loss potential from this event. The Company expects it will be several months before relative clarity emerges with respect to its ceding companies’ underlying losses.

Everest also announced an expected increase of $26 million to its net after-tax loss estimate for the earthquake that struck Japan in March. The revision includes higher expected losses from one of the largest cedants in the region, which now exhausts this cover.

“Beyond the financial impact, the events of this year have taken a significant toll on human lives,” stated Joseph V. Taranto, Chairman and Chief Executive Officer. “As an industry, we have borne the insurance risk, which is critical to rebuilding these economies. For 2011, Everest will have incurred significant catastrophe losses but the Company’s balance sheet remains strong and well positioned to capitalize on the opportunities for 2012.”

Everest will release its fourth quarter  and full year 2011 financial results on Wednesday, February 8, 2011 after the close of the market and a conference call will take place the following day, February 9, 2011 at 10:30 a.m. Eastern Standard Time.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.